Exhibit 5.1

Simpson Thacher & Bartlett llp

2475 hanover street palo alto, ca 94304
telephone: +1-650-251-5000 facsimile: +1-650-251-5002

Direct Dial Number	E-mail Address

November 21, 2025

Strata Critical Medical, Inc.

31 Hudson Yards, 14th Floor

New York, New York 10001

To the Addressee Stated Above:

We have acted as counsel to Strata Critical Medical, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 12,104,544 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of the Company pursuant to the Strata Critical Medical, Inc. 2021 Omnibus Incentive Plan (the “Plan”).

We have examined the Registration Statement, the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Certificate of Amendment to the Certificate of Incorporation, the Amended and Restated Bylaws of the Company and the Plan, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

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Strata Critical Medical, Inc.	-2-	November 21, 2025

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that at the time of issuance of the Shares, (i) the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of such Shares and (ii) the Company has received payment for such Shares in accordance with the Plan.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon issuance and delivery in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP